Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Unifi, Inc.:

We consent to the use of our reports dated August 26, 2020 with respect to the consolidated balance sheets of Unifi, Inc. and subsidiaries as of June 28, 2020 and June 30, 2019, and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 28, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP

Greensboro, North Carolina
December 21, 2020